UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Nautilus, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following notice was mailed to the shareholders of Nautilus, Inc. pursuant to Section 23B.07.07.030(b)(i) of the Washington Business Corporations Act on October 19, 2007:

NAUTILUS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Nautilus, Inc.:

Notice is hereby given that a special meeting of the shareholders of Nautilus, Inc. (“Nautilus”) will be held on December, 18, 2007, at Nautilus’ World Headquarters, 16400 SE Nautilus Drive, Vancouver, Washington 98683, beginning at 10:00 a.m., local time, to consider and vote on the following proposals:

Proposal 1:	A proposal by our shareholder Sherborne Investors LP (together with its affiliates, “Sherborne”), a hedge fund controlled by Edward Bramson, to remove each of the following four current members of Nautilus’ Board of Directors and any other person elected or appointed to the Board of Directors since April 4, 2007: Peter A. Allen, Evelyn V. Follit, Donald W. Keeble and Diane L. Neal.

Proposal 2:	A proposal by Sherborne to amend Section 2.4 of Article II of Nautilus’ bylaws to provide that any vacancies on the Board of Directors resulting from the removal of directors by the Nautilus’ shareholders may not be filled by the Board of Directors and may only be filled by the shareholders.

Proposal 3:	A proposal by Sherborne to amend Section 2.2 of Article II of Nautilus’ bylaws to fix the size of the Board of Directors at seven seats; provided, that such number may be decreased (but not increased) by the Board of Directors.

Proposal 4:	In the event Proposal 1 is passed, to elect a slate of nominees to Nautilus’ Board of Directors. If Proposal 1 is passed, the Board will re-nominate the four current directors subject to removal in Proposal 1 for election to the Board of Directors.

Proposal 5:	To adjourn the special meeting, if necessary, in order to permit Sherborne to solicit additional proxies to vote in favor of Proposals 1 through 4.

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The Board of Directors has fixed the close of business on October 15, 2007 as the record date for determination of those shareholders who will be entitled to notice of and to vote at the meeting and any adjournment thereof.

You will receive a Proxy Statement from the Company in the near future. The Proxy Statement will provide detailed information about the Company and the proposals set forth above. We urge you not to take any action with respect to the special meeting and the proposals to be considered at the special meeting until such time as you have received, and had the opportunity to read, Nautilus’ Definitive Proxy Statement.

By Order of the Board of Directors

Vancouver, Washington

October 19, 2007

Where You Can Find Additional Information

This notice may be deemed to be solicitation material in respect of the special meeting of shareholders discussed herein. In connection with the Special Meeting Nautilus will file with or furnish to the Securities and Exchange Commission (the “SEC”) all relevant materials, including a proxy statement on Schedule 14A. Nautilus and its directors may be deemed to be participants in the solicitation of proxies from the shareholders of Nautilus in connection with the requested special meeting of its shareholders. Information regarding the special interests of the directors and officers in the proposals that are the subject of the special meeting will be included in a proxy statement that Nautilus will file in connection with its special meeting. Nautilus shareholders are strongly advised to read the proxy statement filed in connection with the proposals described herein carefully when it becomes available before making any voting or investment decision, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement, along with the annual, quarterly and special reports Nautilus files, for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement, and other materials Nautilus files, will also be available for free at Nautilus’ Internet website at www.nautilusinc.com. In addition, copies of the proxy materials, once available, may be requested by contacting our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and Brokers may call collect at (212) 750-5833.

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Nautilus and its directors may be deemed to be participants in the solicitation of proxies from the shareholders of Nautilus in connection with the requested special meeting of its shareholders. Information regarding the special interests of the directors and officers in the proposals that are the subject of the special meeting will be included in a proxy statement that Nautilus will file in connection with its special meeting. Nautilus shareholders are strongly advised to read the proxy statements filed in connection with the proposals described herein carefully when it becomes available before making any voting or investment decision, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement, along with the annual, quarterly and special reports Nautilus files, for free at the Internet website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement, and other materials Nautilus files, will also be available for free at Nautilus’ Internet website at www.nautilusinc.com. In addition, copies of the proxy materials, once available, may be requested by contacting our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.